Exhibit 10.47

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [*], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Execution Copy

Exclusive Patent And Know-How License Agreement

THIS AGREEMENT dated as of November 5, 2008 (the “Effective Date”) is between:

(1)           UNIVERSITY OF SOUTHAMPTON (“Southampton”), an institution incorporated by Royal Charter with registration number RC000668 and whose administrative offices are at Highfield, Southampton, United Kingdom, SO17 1BJ; and

(2)           CELLDEX RESEARCH CORPORATION,  a company incorporated in the State of Delaware with offices located at 222 Cameron Drive, Phillipsburg, NJ 08865, U.S.A., and its parent corporation, CELLDEX THERAPEUTICS, INC.,  a company incorporated in the State of Delaware with offices located at 119 Fourth Avenue, Needham, MA 02494-2725, U.S.A. (collectively, “Celldex”).

RECITALS:

(A)          Professor Martin Glennie and colleagues within Cancer Sciences at Southampton have determined that [*] as vaccines for the treatment of disorders that may benefit from immune stimulation;

(B)           Southampton filed a UK National patent application entitled [*], included in the Patents, to protect this invention. Southampton also has generated an [*], included in the Materials;

*Confidential

(C)           The research programme conducted by Professor Martin Glennie and colleagues which generated the Intellectual Property (as defined below) was funded by Tenovus, a cancer charity registered in England and Wales under number 1054015. Under the terms and conditions of Tenovus grant funding, Tenovus have co-ownership rights in the Intellectual Property.  Pursuant to an Assignment Agreement dated 29 February 2008, Tenovus’ rights in the Licensed IP have vested in Cancer Research Technology Ltd, Sardinia House, Sardinia Street, London WC2A 3NL, England (“CRT”). Southampton and CRT are therefore co-owners of the Licensed IP.  Under the terms of the CRT Agreement dated October 13, 2008 attached hereto as Schedule 2, CRT has granted Southampton the rights to grant exclusive licenses to the Patents, Materials and Know How;

(D)          Southampton wishes to continue to carry out further research and development on the application of its [*] for treating disorders that may benefit from immune stimulation. Southampton wishes to retain the right to license the combination of its Materials and [*] to Third Parties;

(E)           Celldex wishes to seek to generate its own [*] and to develop an adjuvant/vaccine based on [*];

(F)           Celldex seeks rights to the Intellectual Property to undertake the proposed development and to manufacture, have manufactured, import, sell and use adjuvants/vaccines incorporating [*] antibodies and/or to secure sublicenses with Third Parties; and

(G)           Southampton is willing to provide Celldex rights to the Intellectual Property subject to the provisions of this Agreement.

IT IS AGREED as follows:

*Confidential

1.             Definitions

In this Agreement, the following words shall have the following meanings:

Academic Partner	means a charitable body or academic institution or any non-for-profit entity (or similar entity).

Academic Research	means academic, non-commercial research and teaching conducted alone or in collaboration with other Academic Partners. For the avoidance of doubt, Academic Research excludes any Sponsored Research.

Affiliate	Means any company, partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with any other entity.

Claims

Means all demands, claims and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, legal costs and other expenses of any nature whatsoever and all costs and expenses (including legal costs) incurred in connection therewith.

Combination Product	Means a product that contains a Licensed Product and at least one other essential functional component.

Commercial Partner	Means any entity which is not an Academic Partner.

Confidential Information

Means proprietary information and trade secrets or confidential information relating to the business affairs or finances of the other Party supplied or otherwise made available to them or coming into their possession in relation to the performance of this Agreement, irrespective of form.

Control

Means direct or indirect beneficial ownership of 50% (or, outside a Party’s home territory, such lesser percentage as is the maximum, permitted level of foreign investment) or more of the share capital, stock or other participating interest carrying the right to vote or to distribution of profits of that Party, as the case may be.

Cover(ed)

Means, with respect to any Patent and the subject matter at issue, that, but for a license granted under a Valid Claim of such Patent, the manufacture, use, sale, offer for sale, or importation of the subject matter at issue would infringe such Valid Claim on a country-by-country basis, or, in the case of a Patent that is a patent application, would infringe a Valid Claim on a country-by-country basis in such patent application if it were to issue as a patent.

Diligent and Reasonable Efforts

Means, with respect to the efforts to be expended by a Party with respect to the objective that is the subject of such efforts, such reasonable, good faith efforts and resources to accomplish such objective that such Party would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that with respect to the development or commercialization of a Licensed Product, such efforts shall be similar to those efforts and resources commonly used by that Party to develop or commercialize a product owned by it or to which it otherwise has rights that is at a similar stage of development or product life and is of similar market potential as the relevant Licensed Product, taking into account product labelling or anticipated labelling, present and future market potential, past performance of Licensed Products and such Party’s own pharmaceutical products that are of similar market potential, financial return, medical and clinical considerations, present and future regulatory environment and competitive market conditions, all as measured by the facts and circumstances at the time such efforts are due. Diligent and Reasonable Efforts shall be secured through the reporting obligations of Section 5.2 and Southampton’s right of termination of Section 5.4.

Diligent and Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis for a particular Licensed Product, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Licensed Product and the market(s) involved.

Effective Date	Means the effective date of this Agreement as set forth above.

Field

Means all therapeutic or prophylactic uses, including uses as adjuvants or vaccines, in the Territory of [*], alone or in combination with any other pharmaceutical agent, other than the Southampton Field.

Intellectual Property	Means the Patents, Materials, Know-how, and Confidential Information.

Know-how

Means Confidential Information in the form of technical information in the Field relating to the Patents, Materials and/or Licensed Products and developed by or under the supervision of Professor Martin Glennie prior to the Effective Date and specifically set forth on Schedule 1 Part B hereof and transferred to Celldex prior to the end of the Extended Transfer Period pursuant to Section 3.1 hereof, including any utility models and registered designs, together with applications for any of the foregoing and the right to apply for any of the foregoing, copyrights, database rights and design rights and in which Southampton has the necessary rights to enable it to grant the license set out in Clause 2.1.2.

Licensed Products

Means any and all products in the Field that are developed, manufactured, sold or otherwise supplied by Celldex or its sub-licensee (including any Affiliate of Celldex) and (a) which is Covered by the Patents in the country of manufacture and/or sale, and/or (b) incorporate or was developed making use of any of the Know-how and/or Materials.

Materials	Means [*] thereof generated by Celldex, its Affiliates or sub-licensees.

*Confidential

Net Receipts

Means the amount of any payment (excluding Value Added Tax) and the value of any non monetary receipt (subject to the provisions below) obtained by, or due to, Celldex or its Affiliate, in relation to the sub-licensing (including the grant of any option over a sub-license) of any of the Intellectual Property and including any of the following:

(a)        up-front, milestone (whether at the stage of development, marketing or otherwise), success, bonus, maintenance and periodic (including annual) payments due under any sub-license agreement;

(b)        payments in respect of the funding of research or development activities related to any Licensed Product, to the extent that such payments exceed a reasonable level of payment for such activities;

(c)        where any sub-license is to be granted under cross licensing arrangements, the value of any cross license obtained under such arrangements, solely to the extent that the value of such cross license has been independently valued in and is easily ascertainable from a separate non-exclusive arms-length agreement between the cross licensor and an independent Third Party;

(d)        any premium paid over the fair market value of shares, options or other securities in respect of any of the share capital of Celldex or its Affiliate;

(e)        any loan, guarantee or other financial benefit made or given other than on normal market terms; and

(f)         payments in the form of any shares, options or other securities that are not freely transferable and that are obtained from a Third Party, valued at the time such shares, options, or other securities are monetized. Net receipts in the form of freely transferable shares, options, or other securities shall be subject to Section 4.6.1;

but excluding (i) any payments in respect of the funding of research or development activities related to any Licensed Product not included in (b) above, (ii) any payment at the fair market value for shares, options or other securities in respect of any of the share capital of Celldex or its Affiliate, (iii) any sum of money falling within the definition of Net Sales Value, or (iv) any non-monetary value received with the exception of Third Party shares, options or other securities as set forth above.

Net Sales Value

Means the invoiced price of Licensed Products sold by Celldex, its Affiliates or its sub-licensees under any of the Intellectual Property to independent Third Parties in arm’s length transactions exclusively for money or, where the sale is not at arm’s length and exclusively for money the price that would have been so invoiced if it had been at arm’s length and exclusively for money after deduction of all documented:

(a)        normal trade discounts actually granted and any credits actually given for rejected or returned Licensed Products including, those granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargeback rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions;

(b)        costs of packaging, insurance, carriage and freight, provided in each case that the amounts are separately charged on the relevant invoice;

(c)        value added tax or other sales tax; and

(d)        import duties or similar applicable government levies;

(e)        bad debts related to such Licensed Product to the extent actually written-off;

provided that such deductions do not exceed reasonable and customary amounts in the markets in which such sales occurred.

In the case of Combination Products, Net Sales Value means the gross amount billed or invoiced on sales of the Combination Product less the deductions set forth above, multiplied by a proration factor that is determined as follows:

(i)    If all essential functional components of the Combination Product were sold separately during the same or immediately preceding Sales Year, the proration factor shall be determined by the formula [A/(A+B)], where A is the aggregate gross sales price of each of the essential functional components including the Licensed Product during such period when sold separately from the other essential functional components, and B is the aggregate gross sales price of each of the essential functional components excluding the Licensed Product during such period when sold separately from the Licensed Product components, the periods not being more than 12 months from date of proration; or

(ii)   If all essential functional components of the Combination Product were not sold separately during the same or immediately preceding Sales Year (i.e., if at least one of the essential functional components was not sold separately), the proration factor shall be determined by the formula [C/C+D], where C is the fair market value of the Licensed Product essential functional components during the prior Sales Year and D is the fair market value of the other essential functional components during the prior Sales Year with such fair market values being determined in good faith by agreement of the Parties.

Sales between Celldex, its Affiliates and sub-licensees shall not be considered for the purposes of this definition unless there is no subsequent sale to a person who is not Celldex, its Affiliate or sub-licensee in an arm’s length transaction exclusively for money.

Parties	Means Southampton, and Celldex, and “Party” shall mean any of them.

Patents

Means any and all of the patents, patent applications, author certificates, inventor certificates, utility models (i) owned or otherwise controlled by Southampton as of the Effective Date that relate to the Field, including the patents and patent applications referred to in Schedule 1 Part A, and (ii), owned or otherwise controlled by Southampton during the Term that relate to the Field, including in each case any continuations, continuations in part, extensions, reissues, re-examination, divisions, renewals, substitutions, confirmations, registrations, revalidations and additions of or to them, and any patents, patent applications, supplementary protection certificates and similar rights that are based on or derive priority from the foregoing and related international or foreign patents and applications anywhere in the world.

Phase I Trial

Means a clinical trial generally consistent with U.S. 21 C.F.R. §312.21(a) or any foreign counterpart thereof initiated by or on behalf of Celldex with respect to a Licensed Product anywhere in the Territory.

Phase II Trial

Means a clinical trial generally consistent with U.S. 21 C.F.R. §312.21(b) or any foreign counterpart thereof, including without limitation a Phase IIa study, initiated by or on behalf of Celldex with respect to a Licensed Product anywhere in the Territory.

Phase III Trial

Means a clinical trial generally consistent with U.S. 21 C.F.R. §312.21(c) or any foreign counterpart thereof, including without limitation a Phase II/III study, initiated by or on behalf of Celldex with respect to a Licensed Product anywhere in the Territory

Sales Year

Means each period of a year commencing on the first day of July that follows the date of first commercial sale by Celldex or any sub-licensee for the first Licensed Product, or on any anniversary of that date.

Sponsored Research	means research undertaken at the request of, or in collaboration with, any entity which is a Commercial Partner where any resulting Intellectual Property is encumbered in favour of such entity.

Southampton Field

Means all therapeutic or prophylactic uses, including uses as adjuvants or vaccines, in the Territory of [*] in combination with the Southampton-proprietary [*] thereof where such use includes the in vivo administration of such [*] and such [*] to a mammal or the in vitro use of such [*]and such [*], wherein the [*].

Term	Means the term of this Agreement as set forth in Clause 8.1.

Territory	Means the world

Third Party	Means an entity or person other than Southampton or Celldex or their respective Affiliates and sub-licensees under this Agreement.

Tobacco Party

means any corporation, company, partnership or other organisation or person with a material interest in the tobacco industry;

*Confidential

Valid Claim

means a claim of an issued (granted) and unexpired patent, or a claim of a pending patent application, where such pending application has been pending for less than ten (10) years from its earliest priority date, or a claim of an issued (granted) and unexpired patent issued from such a pending patent application during or after such ten (10) year period, which in any of the foregoing cases has not been withdrawn, cancelled, abandoned, disclaimed, or held permanently revoked, unenforceable or invalid by a decision of an administrative agency or court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise;

2              Grant of rights

2.1           Subject to Clause 2.4, Southampton hereby grants to Celldex, subject to the provisions of this Agreement:

2.1.1        an exclusive non-transferable (except as expressly permitted under this Agreement) license in the Field under the Patents, with the right to sublicense, subject to clause 2.3 below, to research, develop, manufacture, have manufactured, use, import, offer for sale and sell Licensed Products in the Territory;

2.1.2        an exclusive license in the Field to use the Know-How, with the right to sub-license, subject to clause 2.3 below, to research, develop, manufacture, have manufactured, use, import, offer for sale and sell Licensed Products in the Territory;

2.1.3        an exclusive license in the Field to use the Materials subject to clause 2.3 below, solely for research and development purposes.  For the avoidance of doubt Celldex shall not humanise any of the Materials nor administer the Materials, or any substances contacted with the Materials, to human subjects.

2.2           The Parties shall execute such formal licenses as may be necessary or appropriate for registration with Patent Offices and other relevant authorities in particular territories.  In the event of any conflict in meaning between any such license and the provisions of this Agreement, the provisions of this Agreement shall prevail.  The Parties shall use reasonable endeavours to ensure that, to the extent permitted by relevant authorities, this Agreement shall not form part of any public record.

2.3           Celldex shall be entitled to grant sub-licenses of its rights under this Agreement to any person and any sub-license granted shall contain the right to grant further sub-licenses, provided that:

2.3.1        a sub-license shall include obligations on the sub-licensee which are equivalent to relevant obligations on Celldex under this Agreement;

2.3.2        within sixty (60) days of the grant of any sub-license Celldex shall provide to Southampton a true copy of it, in English, and Celldex shall disclose the terms of any such sub-license agreement only to the extent that such terms impact payments due from Celldex to Southampton, and to the extent that a sub-licensee permits Celldex to disclose the terms of such a sub-license agreement; and

2.3.3        Celldex shall not be relieved of any of its obligations under this agreement as a result of such sub-license, including but not limited to its obligation to make payments under Section 4, and its obligation to commercialize the Licensed Technology under Section 5; and

2.3.4        [*].

*Confidential

2.4           Reserved Rights

2.4.1        The Parties acknowledge that under the terms of the CRT Agreement, CRT has reserved its rights to a worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-exclusive right in and to the Intellectual Property for CRT to conduct Academic Research (such right may be licensed by CRT solely to Academic Partners, including, for the avoidance of doubt, any researchers funded or employed by Tenovus and/or Cancer Research UK) the (“CRT Reserved Rights”).

2.4.2        Southampton reserves a worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-exclusive right in and to the Intellectual Property for Southampton and its Affiliates, to conduct Academic Research.  For the avoidance of doubt, such rights shall include the right to provide Materials to Academic Partners under limited material transfer agreement with substantially similar terms to those set out in Schedule 3.

2.4.3        In no event, however, shall Southampton or CRT have the right to conduct Sponsored Research relating to the Patents, Know-How or Materials in the Field and/or the Licensed Products.

2.4.4        Except for the licenses expressly granted by this Clause 2, Southampton reserves all its rights. For the avoidance of doubt, such reservation of rights includes the exclusive right for Southampton and its Affiliates to use, license and sublicense Patents, Know-how and Materials for the research and development, manufacture, having manufactured, use, import, offer for sale and sale, of pharmaceutical product solely in the Southampton Field.

2.5           Celldex shall ensure that all of the Licensed Products marketed by it and its sub-licensees are of satisfactory quality and comply with all applicable laws and regulations in each part of the Territory.

3              Know-how and Confidential Information

3.1           Southampton shall transfer the Know-how to Celldex within eight (8) months after the

Effective Date (“Transfer Period”).  Celldex and Southampton shall cooperate in arranging meetings as reasonably necessary for the effective transfer of the Know-how.  On conclusion of the Transfer Period Celldex shall confirm in writing to Southampton that transfer of the Know-how is complete, or provide details to Southampton of any outstanding Know-how which Celldex considers to have not been transferred. Southampton shall thereafter have thirty (30) days to transfer such outstanding Know-how to Celldex, or confirm to Celldex that no such Know-how exists (together with the Transfer Period, the “Extended Transfer Period”).

3.2           Celldex acknowledges that the Know-how is at an early stage of development.  Accordingly, specific results cannot be guaranteed and any results, materials, information or other items (together “Delivered Items”) provided under this Agreement are provided “as is” and without any express or implied warranties, representations or undertakings. As examples, but without limiting the foregoing, Southampton gives no warranty that Delivered Items are of merchantable or satisfactory quality, are fit for any particular purpose, comply with any sample or description, or are viable, uncontaminated, safe or non-toxic, provided that Southampton will notify Celldex prior to transferring such Delivered Items to Celldex of any dangerous or harmful properties of such Delivered Items actually known by Southampton at the time of such transfer.

3.3           Celldex undertakes that for a period of 10 years from the Effective Date or for so long as any substantial part of the Know-how remains subject to the obligations of confidence of Clause 3.4, whichever is the shorter, it shall protect the Know-how as Confidential Information and shall not use the Know-how for any purpose except as expressly licensed hereby and in accordance with the provisions of this Agreement.

3.4           Each Party (“Receiving Party”) undertakes:

3.4.1        to maintain as secret and confidential all Confidential Information obtained directly or indirectly from the other Party (“Disclosing Party”) in the course of or in anticipation of this Agreement and to respect the Disclosing Party’s rights therein;

3.4.2        to use the same exclusively for the purposes of this Agreement;

3.4.3        to disclose the same only to those of its employees, directors, Affiliates, advisors, contractors and sub-licensees pursuant to this Agreement (if any) to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement; and

3.4.4        to procure that each of its employees, directors, Affiliates, advisors, contractors and sub-licensees are bound by appropriate confidentiality and non-use obligations in respect of Confidential Information belonging to the other Party.

3.5           The provisions of Clause 3.4 shall not apply to Confidential Information which the Receiving Party can demonstrate by reasonable, written evidence:

3.5.1        was, prior to its receipt by the Receiving Party from the Disclosing Party, in the possession of the Receiving Party and at its free disposal; or

3.5.2        is subsequently disclosed to the Receiving Party without any obligations of confidence by a Third Party without any obligation of confidence to the Disclosing Party and who has not derived it directly or indirectly from the Disclosing Party; or

3.5.3        is or becomes generally available to the public through no act or default of the Receiving Party or its agents, employees, Affiliates or sub-licensees; or

3.5.4        the Receiving Party is required to disclose to the courts of any competent jurisdiction, or to any government regulatory agency or financial authority, provided that the Receiving Party shall (i) inform the Disclosing Party as soon as is reasonably practicable, and (ii) at the Disclosing Party’s request seek to persuade the court, agency or authority to have the information treated in a confidential manner, where this is possible under the court, agency or authority’s procedures.

3.6           Southampton may disclose the existence and terms of this Agreement without prior approval to Tenovus, registered charity number 1054015 and Cancer Research Technology the technology transfer company wholly owned by Cancer Research UK, registered charity number 4325234 and any other third Party(ies) who have funded some or all of the development of the Intellectual Property, and whose consents are required for Southampton to enter into this Agreement, provided that Tenovus and such other Third Party(ies) are bound by appropriate confidentiality and non-use obligations in respect of Confidential Information under this Agreement.

4      Payments

4.1           In consideration for the rights granted hereunder, during the Term and subject to Clause 4.4, Celldex shall pay to Southampton:

4.1.1        Within thirty (30) days after the Effective Date an upfront license fee in the amount of [*];

4.1.2        The sum of [*] within thirty (30) days after the initial human dosing study of the first Licensed Product to achieve such milestone in the Field;

4.1.3        The sum of [*] within thirty (30) days after the first human dosing in the first phase II study of the first Licensed Product to achieve such milestone in the Field;

4.1.4        The sum of [*] within thirty (30) days after the first human dosing in the first phase III study of the first Licensed Product to achieve such milestone in the Field;

4.1.5        The sum of [*] within thirty (30) days after the first submission for regulatory approval in the Territory with respect to the first Licensed Product to achieve such milestone in the Field .

*Confidential

4.1.6        The sum of [*] within thirty (30) days after the first commercial sale of the first Licensed Product to achieve such milestone in the Field.

For the avoidance of doubt each of the sums due under Sections 4.1.2-4.1.6 shall be payable only once, on the first Licensed Product in the Field to achieve each given milestone of Sections 4.1.2-4.1.6

4.2           During the Term, Celldex shall pay to Southampton on a country-by-country and Licensed Product-by-Licensed Product basis (i) a royalty of [*] of Net Sales Value of all Licensed Products Covered by at least one Valid Claim of the Patents, or (ii) a royalty of [*] of Net Sales Value of all Licensed Products that are not Covered by at least one Valid Claim of the Patents and, incorporates or makes use of any Know-how which remains subject to the provisions of Clause 3.4 hereof or incorporates or makes use of any Materials, sold or otherwise supplied by Celldex, its Affiliates and/or its sub-licensees. For avoidance of doubt, the royalties payable under these Sections 4.2(i) and 4.2(ii) are mutually exclusive, and only one or the other, but not both, may be payable on the sale of a given Licensed Product.

4.3           During the Term, and subject to Clause 4.4, Celldex shall pay to Southampton on a country-by-country and Licensed Product-by-Licensed Product basis (i) a royalty of [*] of Net Receipts received with respect to all Licensed Products sublicensed hereunder and Covered by at least one Valid Claim of the Patents, or (ii) a royalty of [*] of Net Receipts received with respect to all Licensed Products sublicensed hereunder and not Covered by at least one Valid Claim of the Patents and which incorporates or makes use of any Know-how which remains subject to the provisions of Clause 3.4 hereof or incorporates or makes use of any Materials.  For avoidance of doubt, the royalties payable under these Sections 4.3(i) and 4.3(ii) are mutually exclusive, and only one or the other, but not both, may be payable with respect to such Licensed Products sublicensed hereunder.

*Confidential

4.4           In the event any of the milestone events set forth in Clauses 4.1.2-4.1.6 above are first achieved by a sub-licensee of Celldex or its Affiliates, the amount payable to Southampton by Celldex will be the greater of (i) the milestone amount set forth in the applicable Section 4.1.2-4.1.6, or (ii) the amount payable to Southampton under Clause 4.3 on the Net Receipts received by Celldex from such sub-licensee as a result of such sub-licensee first achieving such milestone.

4.5           No lump sum payments shall be refundable or creditable against any other sum or lump sum payable by Celldex for any reason

4.6           Non-monetary consideration:

4.6.1        Where Net Receipts are in the form of freely-transferable shares in the share capital of a sub-licensee, Celldex shall pay the royalty due under this Agreement on such Net Receipts by causing the appropriate percentage number of such freely-transferable shares to be transferred to, and registered in the name of Southampton.

4.7           Royalties to Third Parties.

In the event that Celldex is obligated to pay a royalty to a Third Party in order to avoid infringement arising from the manufacture, having manufactured, sale, offer for sale, use or importation of Licensed Products, then Celldex shall be entitled to offset [*] of such royalties paid to such Third Parties against the royalty payable to Southampton under this Clause 4 provided that in no event shall the royalties payable to Southampton under Clause 4 be reduced by more than [*] of the royalty that would have been payable in the absence of this clause on Net Sales Value in the aggregate. The deductions referred to in this Clause shall only be made where the infringement of the Third Party patent arises from the use of the inventions claimed in the Patents, and not from the use of any other intellectual property that Celldex chooses to use in the manufacture and sale of any Licensed Product.

*Confidential

4.8           Floor on reductions.

In no event shall the reductions of royalty provided for under this Agreement result in the royalty payable to Southampton in respect of any individual royalty-bearing Licensed Product being reduced below (i) [*] of Net Sales Value for a royalty payable under Section 4.2(i), or [*] of Net Sales Value for a royalty payable under Section 4.2(ii).

4.9           Payment frequency.

Royalties due under this Agreement shall be paid within 60 days of the end of each year ending on 30 June, in respect of sales of Licensed Products made and Net Receipts generated during such Sales Year and shall continue to pay royalties at such intervals until no further royalties are due following termination as set out in Clause 8. For the avoidance of doubt if sales commence during a Sales Year then royalties shall be due and payable on the first 30 June following the commencement of sales for that part of the Sales Year to which sales relate.

4.10         Celldex shall make the payments due to Southampton in pounds sterling.  Where Celldex receives payment in a currency other than pounds sterling, Celldex shall convert the relevant sum due to Southampton into pounds sterling.  Celldex shall use the conversion rate of such other currency as quoted by National Westminster Bank plc in London as at the close of business on the last business day of the Sales Year with respect to which the payment is made.  If by law, regulation, or fiscal policy of a particular country, conversion into pound sterling or transfer of funds of a convertible currency to the United Kingdom is restricted or forbidden, Celldex shall give Southampton prompt notice in writing and shall pay the royalty and other amounts due through such means or methods as are lawful in such country as Southampton

*Confidential

may reasonably designate.  Failing the designation by Southampton of such lawful means or methods within thirty (30) days after such notice is given by Celldex, Celldex shall deposit such royalty payment or other amount in local currency to the credit of Southampton in a recognized banking institution selected by Celldex and identified in a written notice to Southampton, and such deposit shall fulfil all obligations of Celldex to Southampton with respect to such royalties payment or other amount.

4.11                           All sums due under this Agreement:

4.11.1      shall be inclusive of any income tax or other charges or taxes, excluding Value Added Tax, and shall not be increased beyond the sums described in Clauses 4.1-4.3 to offset any income tax or other charges or taxes, that are to be paid by Southampton, provided, however, that Celldex may deduct from such sums due under this Agreement any withholding or other taxes or charges as Celldex is required to deduct to comply with applicable laws.   The Parties shall cooperate and take all steps reasonably and lawfully available to them to avoid deducting such taxes or other charges and to obtain double taxation relief.  If Celldex is required to make any such deduction it shall provide Southampton with such certificates or other documents as it can reasonably obtain to enable Southampton to obtain appropriate relief from double taxation of the payment in question;

4.11.2      shall be made by the due date, failing which Southampton may charge interest on any outstanding amount on a daily basis at a rate equivalent to 3% per annum above the National Westminster Bank plc base lending rate then in force in London.

4.12                           Celldex shall:

4.12.1      keep at its normal place of business detailed and up to date records and accounts showing the quantity, description and value of Licensed Products sold by it, and the amount of sublicensing revenues received by it in respect of Licensed Products, on a country by country basis, and being sufficient to ascertain the payments due under this Agreement.  Such records and accounts shall be kept for six (6) years following the end of the year to which they relate.

4.12.2      make such records and accounts available, on reasonable notice, for inspection no more than once per calendar year during business hours by an independent certified public accountant appointed by Southampton and reasonably acceptable to Celldex for the purpose of verifying the accuracy of any statement or report given by Celldex to Southampton under this clause 4.  The accountant shall be required to keep confidential all information learnt during any such inspection, and disclose to Southampton only such details as may be necessary to report on the accuracy of Celldex’ statement or report.  Southampton shall be responsible for the accountant’s charges unless the accountant certifies that there is an underpayment of five percent or more in any royalty statement, in which case Celldex shall pay his charges in respect of that inspection.

4.12.3      Ensure that Southampton has the same rights as those set out in this Clause 4.12 in respect of any sub-licensees of Celldex which is sub-licensed under the Patents or Know-how pursuant to this Agreement.

4.13         All payments made to Southampton under this Agreement shall be made to the following bank account, details of which may change from time to time on written notice from Southampton to Celldex:

Fortis Bank SA/NV UK Branch

Account: 35962001

Sort Code 40-52-62

IBAN GB54GEBA40526235962001

Swift GEBAGB22

And include the following reference: 3332

5          Commercialisation

5.1           Celldex shall use Diligent and Reasonable Efforts to develop and commercially exploit at least one Licensed Product in the Field and Territory.

5.2           Without prejudice to the generality of Celldex’s obligations under Clause 5.1, Celldex shall provide every six months to Southampton an updated, written development plan, showing all past, current and projected activities taken or to be taken by Celldex to bring Licensed Products to market and maximise the sale of Licensed Products in the Territory.  The first plan shall be due on the 30th of June following the Effective Date and then 31st December and the 30th of June each year thereafter until this Agreement is terminated.  Receipt of any such plan by Southampton shall not be taken to waive or qualify Celldex’s obligations under Clause 5.1.

5.3           Celldex shall be exclusively responsible for the technical and commercial development and manufacture of Licensed Products and for incorporating any modifications or developments thereto that may be necessary or desirable and for all Licensed Products sold or supplied, and accordingly Celldex shall indemnify the Southampton Indemnitees in the terms of Clause 7.3.1.  It may, however, subcontract or sub-license such activities in accordance with accepted industrial practices.

5.4           In the event that Celldex fails to materially comply with the obligations set forth in Section 5.1, such failure will be deemed to be a material breach of this Agreement subject to the termination provisions of Sections 8.2.1 and 8.2.1.1, provided however that Celldex shall have ninety (90) days to remedy such breach or to otherwise negotiate with Southampton a mutually acceptable schedule to fulfil the diligence obligations of Section 5.1, and Southampton agrees that its acceptance of such a schedule shall not be unreasonably withheld or delayed.

6      Intellectual Property

6.1       From the Effective Date Southampton shall be responsible for the prosecution and maintenance of the Patents and Celldex shall reimburse Southampton for future and ongoing costs and expenses incurred in such prosecution and maintenance of the

Patents within fourteen days of notification in writing from Southampton setting out such costs and expenses. Celldex agrees to reimburse such reasonable costs and expenses up to a total of [*] per year. Reimbursement of any such costs and expenses in excess of a total of [*] in any given calendar year will be subject to the prior written agreement of Celldex, which will not unreasonably be refused.

6.2       Southampton shall:

6.2.1     endeavour to obtain granted patents in the name of Southampton pursuant to each of the Patents;

6.2.2     subject to clause 6.2.4, consult with Celldex regarding which national territories to pursue and comply with reasonable requests of Celldex on which such territories to pursue and choice of patent counsel, and Southampton shall not discontinue prosecution of any of the Patents in any territory without Celldex’s consent provided that Celldex provide Southampton with requests not to file or to discontinue prosecution of any of the Patents in any territory within 14 days of Southampton consulting Celldex.

6.2.3     subject to clause 6.2.4, consult with Celldex in relation to all changes to patent claims or specifications that would have the effect of reducing or limiting the extent of the patent coverage and comply with reasonable requests of Celldex in connection with any such changes;

6.2.4     Southampton shall keep Celldex fully-informed of the status of the Patents and will promptly provide Celldex with copies of all substantive documentation submitted to, or received from, the patent offices or other authority in connection therewith.  With respect to any substantive submissions or elections that Southampton is required to or otherwise intends to submit to a patent office or other authority, Southampton shall provide a draft of such submission to Celldex

*Confidential

at least thirty (30) days prior to the deadline for or the intended filing date of such submission, whichever is earlier (or as soon as possible if Southampton has less than thirty (30) days’ notice of a deadline for submission).  Celldex shall have the right to review and comment upon any such submission by Southampton to a patent office, and will provide such comments, if any, no later than ten (10) days prior to the applicable deadline or intended filing date.  Southampton shall consider in good faith all comments provided by Celldex.  If Southampton disagrees with any comment provided by Celldex, Southampton shall provide Celldex with an explanation for such disagreement.  If Celldex does not accept Southampton’s explanation, then Celldex shall have final decision-making authority with respect to any Patent containing any claims that relate solely to the Field or to a Licensed Product, provided, however, that if Celldex decides to abandon prosecution of any potentially patentable claims in an application, Southampton may file such claims in any available further application at its own cost and expense.;

6.2.5              pay all official fees in respect of the Patents as and when due;

6.2.6              In the event that Celldex elects not to reimburse Southampton for any of its reasonable costs and expenses in filing, prosecuting or maintaining any of the Patents (an “Unsupported Patent”) in any of the United States, France, Germany, Italy, Spain, United Kingdom, China, India, Canada or Japan (each, a “Major Market Country”), and provided that such Unsupported Patent is unrelated to any Patents which Celldex continues to support in such Major Market Country, then the license granted to Celldex under 2.1.1 shall terminate forthwith solely with respect to such Unsupported Patent in such unsupported Major Market Country only.  For the avoidance of doubt, Southampton shall be free to undertake such filing, prosecution or maintenance at its own expense, and dispose of such rights, in such Unsupported Patent in such unsupported Major Market Country only at its sole discretion.  In the event that Celldex elects not to reimburse Southampton for an Unsupported Patent in any country other than a Major Market Country (each, a “non-Major Market Country”), and provided that such Unsupported Patent is unrelated to any Patents which Celldex continues to support in such non-Major Market Country, then the license granted to Celldex under 2.1.1 shall become non-exclusive forthwith solely with respect to such Unsupported Patent in such unsupported non-Major Market Country only.  For the avoidance of doubt, Southampton shall be free to undertake such filing, prosecution or maintenance at its own expense in such Unsupported Patent in such unsupported non-Major Market Country only at its sole discretion.

6.2.7              The Parties shall cooperate with each other in obtaining patent term extension, such as extension under 35 U.S.C. § 156, patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Patents exclusively licensed to Celldex under this Agreement.

6.3        Infringement of the Patents

6.3.1              Each Party shall inform the other Party promptly if it becomes aware of any infringement or potential infringement of any of the Patents to which Celldex has a current license under the terms of this Agreement, and the Parties shall consult with each other to decide the best way to respond to such infringement

6.3.2              If the Parties fail to agree on a joint programme of action, including how the costs of any such action are to be borne and how any damages or other sums received from such action are to be distributed, then Celldex shall be entitled to take action against the Third Party at its sole expense, subject to the following provisions of this Clause 6.

6.3.3              Before starting any legal action under Clause 6, Celldex shall consult with Southampton as to the advisability of the action or settlement, its effect on the good name of Southampton, the public interest, and how the action should be conducted.

6.3.4              Celldex shall reimburse Southampton for any reasonable expenses incurred in assisting it in such action. Celldex shall pay Southampton royalties, in accordance with Clause 4, on any compensatory damages received from such action as if such damages were Net Sales Value on the sale of Licensed Products or Net Receipts, depending on the nature of the payment.  Celldex shall retain any enhanced damages or attorneys fees received from such action.

6.3.5              Celldex shall have the right to join Southampton to any suit, at Celldex’s own expense, to enforce such rights if necessary to establish standing to bring such suit, subject to being indemnified and secured in a reasonable manner as to any costs, damages, expenses or other liability, and Southampton shall have the right to be separately represented by its own counsel at its own expense.  In addition, Southampton reserves the right to join in any suit, at Southampton’s own expense, to enforce such rights.

6.4        Infringement of Third Party rights

6.4.1              If any warning letter or other notice of infringement is received by a Party, or legal suit or other action is brought against a Party, alleging infringement of Third Party rights in the manufacture, use or sale of any Licensed Product or use of any Patents, that Party shall promptly provide full details to the other Parties, and the Parties shall discuss the best way to respond.

6.4.2              Celldex shall have the right but not the obligation to defend such suit and shall have the right to settle with such Third Party, provided that if any action or proposed settlement involves the making of any statement, express or implied, concerning the validity of any Patent, the consent of Southampton must be obtained before taking such action or making such settlement, such consent not to be unreasonably withheld or delayed.

7      Warranties

7.1       Southampton warrants and undertakes as follows:

7.1.1     Under the terms of the employment contracts between Southampton and its employees, Southampton owns, or in the case of Know-how at the time of transfer to Celldex of such Know-how shall own, such employees’ entire right, title and interest in the rights under the Patents, Know How and Materials, that it has entered into the CRT Agreement, a true copy of which is attached hereto as Schedule 2, that the CRT Agreement is in full force and effect, that neither party to the CRT Agreement is in breach of that agreement, and to Southampton’s knowledge there are no current facts or circumstances that would give rise to a claim of breach of the CRT Agreement by either party to that agreement, and that so far as it is aware having undertaken reasonable diligence, it has the right and authority to license the Patents, Know How and Materials and enter into this Agreement;

7.1.2     It has not done, and shall not do nor agree to do during the continuation of this Agreement any of the following things if to do so would be inconsistent with the exercise by Celldex of the rights granted to it under this Agreement, namely:

7.1.2.1              other than as stated herein, grant or agree to grant any rights in the Patents in the Field in the Territory with the exception of the provisions of Clause 6.2.6 above.

7.1.2.2              assign, mortgage, charge or otherwise transfer any of the Patents in the Territory or any of its rights or obligations under this Agreement, with the exception of the provisions of Clause 6.2.6 above.

7.1.3     As of the Effective Date, Southampton and CRT are the sole registered proprietors and sole owners of the Patents and such Patents are free from any claims or encumbrances except as expressly stated herein; under the CRT Agreement, Southampton is solely and beneficially entitled to the Patents free from any claims or encumbrances whatsoever (subject to 7.2);  Southampton has full right, power and authority to grant the licenses granted by it under this Agreement and to enter into and perform its obligations under this Agreement, and except for the CRT Agreement, neither Southampton nor CRT has any agreement or arrangement (including any licenses of right and/or compulsory license or any other permissions), nor subject to Clause 2.4, will enter into any such agreement or arrangement with a Third Party with respect to use of or interest in such Patents in the Field during the continuation of this Agreement.  Southampton hereby undertakes that it shall not, during the term of this Agreement, modify, amend, terminate or allow termination of the CRT Agreement.

7.1.4     As of the Effective Date, Southampton and CRT are the sole registered proprietors and sole owners and are beneficially entitled to any relevant Know-How in existence as of the Effective Date and Materials, Southampton has full right, power and authority to grant the licenses granted by it under this Agreement and to enter into and perform its obligations under this Agreement, and, except as set forth in Clause 7.1.6,  Southampton does not have, and subject to Clause 2.4, will not enter into during the continuation of the Agreement, any agreement or arrangement (including any licenses of right and/or compulsory license or any other permissions) with a Third Party with respect to use of or interest in such Know How and Materials in the Field.  With respect to Know-how arising after the Effective Date and during the Extended Transfer Period, Southampton shall seek to obtain all rights necessary to enable the grant of the license set out in Clause 2.1.2.  Southampton shall ensure that such rights are obtained by Southampton prior to any transfer of such Know-how to Celldex.

7.1.5     As of the Effective Date it is not aware of any prior art, other than that already disclosed to Celldex in writing in the form of the Due Diligence Report, prepared by Hunton and Williams and dated July 31 2006, and UK Patent Office Search Report, which could have a material effect on the allowability or validity of the Patents. As of the Effective Date no Third Party has notified Southampton in writing that any of the Patents are invalid or unenforceable.

7.1.6     As of the Effective Date, it has granted three Material Transfer Agreements for the Know-How and Material to academic institutions for research purposes only.  True copies of which are attached hereto as Schedule 3.

7.1.7     As of the Effective Date and having made no specific enquiry, it is not aware and has not been notified that practice of the Patents or commercialisation of Licensed Products infringes or would infringe the rights of any Third Party

7.1.8     As of the Effective Date and so far as it is aware, having made no specific enquiry of any Third Party, there is no subsisting infringement by any Third Party of any of the Patents or other Intellectual Property assigned or licensed under this Agreement.

7.2                       No other warranties

7.2.1           Southampton and Celldex acknowledge that, in entering into this Agreement, it does not do so in reliance on any representation, warranty or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law.

7.2.2           Without limiting the scope of clause 7.2.1 above and except as set forth in clause 7.2.1 above, Southampton does not make any representation nor give any warranty or undertaking except to the extent set forth above:

7.2.2.1     as to the efficacy or usefulness of the Intellectual Property; or

7.2.2.2     that any of the Patents is or will be valid or subsisting or (in the case of an application) will proceed to grant; or

7.2.2.3     that the use of any of the Intellectual Property, the manufacture, sale or use of the Licensed Products or the exercise of any of the rights granted under this Agreement will not infringe any other intellectual property or other rights of any other person; or

7.2.2.4     that the Intellectual Property or any other information communicated by Southampton to Celldex under or in connection with this Agreement will produce Licensed Products of satisfactory quality or fit for the purpose for which Celldex intended; or

7.2.2.5     as imposing any obligation on Southampton to bring or prosecute actions or proceedings against Third Parties for infringement or to defend any action or proceedings for revocation of any of the Patents; or

7.2.2.6     as imposing any liability on Southampton in the event that any Third Party supplies Licensed Products to customers located in the Territory.

7.3                                 Indemnity

7.3.1        Celldex shall indemnify and hold harmless Southampton, CRT and Tenovus and their Affiliates, and respective officers, directors, Council members, employees, researchers and representatives (together, the “Southampton Indemnitees”) against any and all Third Party Claims that may be asserted against or suffered by any of the Southampton Indemnitees and which relate to the use by Celldex or any of its sub-licensees of the Intellectual Property or otherwise in connection with the development, manufacture, use or sale of or any other dealing in any of the Licensed Products by Celldex or any of its sub-licensees, or subsequently by any customer or any other person, including Claims based on product liability laws, provided, however, that such indemnification shall not apply to any Claim to the extent directly attributable to (i) a breach by Southampton of any of the warranties or representations set forth in Clause 7.1; (ii) negligent activities or intentional misconduct of the Southampton Indemnitees, or (iii) the settlement of a claim, suit, action, or demand by Southampton Indemnitees without the prior approval of Celldex.  In addition, Celldex shall put in place (prior to first commercial sale of a Licensed Product) product indemnity insurance in an amount not less than [*]

*Confidential

for injuries to any one person arising out of a single occurrence or for injuries to all persons arising out of a single occurrence which shall last for the term of this agreement and extend for at least 6 years after expiry or termination of this Agreement and shall send a copy of such insurance documentation to Southampton.

7.3.2        Southampton shall indemnify Celldex and its Affiliates and sub-licensees and their respective officers, directors, employees, researchers and representatives (together, the “Celldex Indemnitees”) against all Third Party Claims that may be asserted against or suffered by any of the Celldex Indemnitees arising solely out of breach by Southampton or its Affiliates of the representations and warranties of Clause 7.1, provided, however, that such indemnification shall not apply to any Claim to the extent directly attributable to (i) negligent activities or intentional misconduct of the Celldex Indemnitees, or (ii) the settlement of a claim, suit, action, or demand by Celldex Indemnitees without the prior approval of Southampton.

7.3.3.       As a condition precedent to a Party’s (the “Indemnifying Party”) obligations to indemnify, defend and hold harmless any Southampton Indemnitee or Celldex Indemnitee (collectively, an “Indemnified Party”) pursuant to Clause 7.3.1 or 7.3.2 above, the Indemnified Party shall immediately notify in writing, and provide a copy to, the Indemnifying Party of any complaint, summons or other written or verbal notice that the Indemnified Party receives of any claim that may be subject to such obligations.  An Indemnified Party’s failure to deliver written notice, to the extent prejudicial to the Indemnifying Party’s ability to defend such claim, shall relieve the Indemnifying Party of liability to the Indemnified Party under Clause 7.3.1 or 7.3.2 hereof, as applicable.  The Indemnified Party shall allow the Indemnifying Party the control of the defence and settlement thereof, and assist in such defence and settlement as the Indemnifying Party may reasonably request in connection with the defence and settlement of the claim (at the Indemnifying Party’s sole cost and expense), and the Indemnifying Party shall assume the defence thereof with counsel mutually satisfactory to the Parties; provided, that the

Indemnified Party shall have the right to participate in any such proceeding with counsel of its choosing at its own expense.  No Indemnified Party may settle a claim or action covered by this Clause 7 without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).  Any payment made by an Indemnified Party in violation of this Clause 7.3.3 to settle any such claim or action shall be at its own cost and expense.

7.3.4.       Limitation of liability. Except for the obligations set forth in this clause 7, and unless otherwise expressly stated in this agreement, in no event will either party be liable to the other for lost revenue, lost profits, or lost savings or any consequential, incidental, special exemplary, punitive or indirect damages to the other party, however caused, in connection with this agreement, even if the party has notice of the possibility of such damages.

8                                         Duration and Termination

8.1                                 This Agreement shall come into effect on the Effective Date and, unless terminated earlier in accordance with this Clause 8, shall continue in force on a country-by-country basis and expire on the later of (the “Term”):

(i) the date of expiration or termination of the last to expire or last to terminate Valid Claim that Covers the Licensed Products on sale in such country on such date of expiration or termination of such Valid Claim; or

(ii) the date that is ten (10) years after the date of the first commercial sale of the first Licensed Product in such country.

8.2                                 Early termination

8.2.1        Without prejudice to any other right or remedy, any Party may terminate this Agreement at any time by notice in writing to the other Party (“Other Party”), such notice to take effect as specified in the notice:

8.2.1.1.    if the Other Party is in material breach of this Agreement and, in the case of a breach capable of remedy within 90 days, the breach is not remedied within 90 days of the Other Party receiving notice specifying the breach and requiring its remedy; or

8.2.1.2     if: (A) the Other Party becomes insolvent or unable to pay its debts as and when they become due, (B) an order is made or a resolution is passed for the winding up of the Other Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction), (C) a liquidator, administrator, administrative receiver, receiver or trustee is appointed in respect of the whole or any part of the Other Party’s assets or business, (D) the Other Party makes any composition with its creditors, (E) the Other Party ceases to continue its business, or (F) as a result of debt and/or maladministration the other Party takes or suffers any similar or analogous action.

8.2.2        Southampton may terminate this Agreement by giving written notice to Celldex in accordance with the provisions of Clause 5.4

8.2.3        Celldex may terminate this Agreement at any time by providing 6 months notice in writing to Southampton.  A Party’s right of termination under this Agreement, and the exercise of any such right, shall be without prejudice to any other right or remedy (including any right to claim damages) that such Party may have in the event of a breach of contract or other default by the other Party.

8.3                        Consequences of termination

8.3.1        Upon termination of this Agreement by expiry under Clause 8.1, or by Celldex pursuant to Clause 8.2.1, the licenses granted to Celldex under Clause 2 shall become non-exclusive, perpetual, irrevocable, fully-paid up and royalty free.

8.3.2       Upon termination of this Agreement by Southampton pursuant to Clause 8.2.1 or 8.2.2, or by Celldex pursuant to Clause 8.2.3, then:

8.3.2.1     Celldex and its sub-licensees shall be entitled to sell, use or otherwise dispose of (subject to payment of royalties under Clause 4) any unsold or unused stocks of the Licensed Products for a period of 6 months following the date of termination;

8.3.2.2     subject to 8.3.2.1 above, Celldex shall no longer be licensed to use or otherwise exploit in any way, either directly or indirectly, the Patents, in so far and for as long as any of the Patents remains in force, or the Know-how;

8.3.2.3     subject to 8.3.2.1 above, Celldex shall consent to the cancellation of any formal license granted to it, or of any registration of it in any register, in relation to any of the Patents;

8.3.2.4     subject as provided in this Clause 8.3, and except in respect of any accrued rights, neither Party shall be under any further obligation to the other; and

8.3.2.5     Notwithstanding anything to the contrary contained herein, in the event the Agreement or any license right thereunder terminates for any reason other than an uncured breach by Celldex that is caused directly or indirectly by its sub-licensee, and the sub-license to such sub-licensee is in force and effect as of the date of such termination, such sub-licensee shall automatically become a direct licensee of Southampton under the terms and conditions of this Agreement,  such direct license to be of the same scope licensed by Celldex to such sub-licensee under such sub-license, provided that nothing herein shall be construed to require (i) Southampton to assume obligations to such sub-licensee that are beyond those obligated to Celldex hereunder, or (ii) such sub-licensee to make any payments to Southampton that are in excess of those amounts that would have been due from Celldex to Southampton under this Agreement had this Agreement not been terminated. Southampton agrees that any sub-licensee under this Agreement shall be deemed to be a Third Party beneficiary of the provisions of this Section 8.3.2.5 as such provisions apply to such sub-licensee. Southampton as a charitable body it retains the right to decline taking on a sub licensee as a direct licensee if that sub licensee is a Tobacco Party or involved in the weapons industry or is known to be involved in unethical business practices such as exploitation of child labour .

8.3.3        Upon termination of this Agreement by Southampton pursuant to Clause 8.2.1 or 8.2.2, then at Southampton’s written request, received by Celldex within fourteen (14) days after the effective termination date, the Parties shall negotiate in good faith the terms of an agreement between them on reasonable commercial terms taking full account in such circumstances of the stage of development and Celldex’s financial investment in the Licensed Products to that stage, as well as other factors, under which Celldex would:

8.3.3.1     transfer to Southampton exclusively all clinical and other data relating to the development of Licensed Products;

8.3.3.2     to the extent possible, seek to have any product licenses, pricing approvals and other permits and applications transferred into the name of Southampton or its nominee;

8.3.3.3     grant Southampton an exclusive, worldwide license, with the rights to grant sub-licenses, under any non-severable improvements and other intellectual property owned or controlled by Celldex relating to the Licensed Products; and

8.3.3.4     grant Southampton and/or its nominee the right to continue to use any product name that had been applied to the Licensed Products prior to termination of this Agreement.

8.3.4        Upon termination of this Agreement for any reason the provisions of clauses 3, 4 (solely in respect of sales made prior to termination or under clause

8.3.2(1)), 7.3, 8.3 and 9 shall remain in force.  Upon expiration or termination of this Agreement pursuant to clause 8.1, or termination by Celldex pursuant to clause 8.2.1, clause 2 shall also remain in force.

9                                         General

9.1                                 Force majeure

No Party shall have any liability or be deemed to be in breach of this Agreement for any delays or failures in performance of this Agreement which result from circumstances beyond the reasonable control of that Party, including without limitation labour disputes involving that Party.  The Party affected by such circumstances shall promptly notify the other Parties in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

9.2                                 Severability

If any provision of this Agreement is declared by any judicial or other competent authority to be void, voidable, illegal or otherwise unenforceable then the remaining provisions of this Agreement shall continue in full force and effect.  The judicial or other competent authority making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provision, and/or delete specific words or phrases as necessary to render such provision enforceable.

9.3                                 Waiver

Failure or delay by any party to exercise any right or remedy under this Agreement shall not be deemed to be a waiver of that right or remedy, or prevent it from exercising that or any other right or remedy on that occasion or on any other occasion.

9.4                                 Entire Agreement and Amendments

9.4.1        This Agreement constitutes the entire Agreement and understanding of the parties relating to the subject matter of this Agreement and supersedes all prior oral or written agreements, representations, understandings or arrangements between the parties

9.4.2        The parties acknowledge that they are not relying on any agreement, understanding, arrangement, warranty, representation or term which is not set out in this Agreement

9.4.3        Nothing in this Clause 9.4 shall operate to:

9.4.3.1     exclude any provision implied into this Agreement by law and which may not be excluded by law; or

9.4.3.2     limit or exclude any liability, right or remedy to a greater extent than is permissible under law.

9.4.4        No change may be made to this Agreement except in writing signed by the duly authorised representatives of each of the parties.

9.5                                 Relationship of the Parties

9.5.1        Nothing in this Agreement shall create, evidence or imply any agency, partnership or joint venture between the parties.

9.5.2        No party shall act or describe itself as an agent of any of the other parties nor shall a party represent that it has any authority to make commitments or the behalf of the other party.

9.6                                 Assignment and Sub-contracting

This Agreement is personal to the parties and neither party shall assign, transfer, sub-license, sub-contract, charge or otherwise deal in its rights or obligations under this Agreement except as expressly provided in the Agreement, except that Celldex may assign or transfer its rights or obligations to any purchaser of Celldex or of the relevant business or assets of Celldex to which the rights or obligations under this Agreement relate.

9.7        Interpretation.

In this Agreement:

9.7.1        the headings are used for convenience only and shall not affect its interpretation;

9.7.2        references to persons shall include incorporated and unincorporated persons; references to the singular include the plural and vice versa; and references to the masculine include the feminine;

9.7.3        references to Clauses and Schedules mean clauses of, and schedules to, this Agreement;

9.7.4        references in this Agreement to termination shall include termination by expiry; and

9.7.5        where the word “including” is used it shall be understood as meaning “including without limitation”.

9.8        Notices

9.8.1        Any notice to be given under this Agreement shall be in writing and shall be sent by first class mail or air mail, or by fax (confirmed by first class mail or air mail) to the address of the relevant Party set out below:

Mylène Ployaert,

Assistant Director, Centre for Enterprise & Innovation,

John Fairclough Centre, Building #27

University of Southampton

Highfield, Southampton

SO17 1BJ

Celldex Research Corporation

Senior Vice President, Business Development

222 Cameron Drive

Suite 400

Phillipsburg, NJ 08865

Celldex Therapeutics, Inc.

Chief Executive Officer

119 Fourth Avenue

Needham, MA 02494-2725

9.8.2        Notices sent as above shall be deemed to have been received three working days after the day of posting (in the case of inland first class mail), or seven working days after the date of posting (in the case of air mail), or on the next working day after transmission (in the case of fax messages, but only if a transmission report is generated by the sender’s fax machine recording a message from the recipient’s fax machine, confirming that the fax was sent to the number indicated above and confirming that all pages were successfully transmitted).

9.9        Publicity

Either party has the right to publish that they have entered into this agreement and information about this agreement and the party wishing to publish such information shall send a copy to the other party for reference at least twenty four hours prior to publication.

9.10      Law and Jurisdiction.

The validity, construction and performance of this Agreement shall be governed by English law and the parties accept the exclusive jurisdiction of the English courts in respect thereto.

9.11      Further action

Each Party agrees to execute, acknowledge and deliver such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.  At the request of Celldex, Southampton agrees to execute any such further documents or other instruments as may be necessary to register or record the exclusive licenses herein at any and all Patent Offices as may be deemed appropriate by Celldex in its discretion, and Southampton shall cooperate with Celldex as necessary to effect such registration or recordal.

9.12      Third parties

Except for the rights of CRT as provided in Clause 2.4, the rights of the Southampton Indemnitees as provided in Clause 7.3 and the rights of sub-licensees under Clause 8.3.2.5, which may be enforced by those persons in their own right, this Agreement does not create any right enforceable by any person who is not a party to it (“Third Party”) under the Contracts (Rights of Third Parties) Act 1999, but this Clause does not affect any right or remedy of a Third Party which exists or is available apart from that Act.  The Parties may amend, renew, terminate or otherwise vary all or any of the provisions of this Agreement, including Clauses 7.3 and 8.3.2.5, without the consent of the Indemnitees.

[The Remainder of this Page Intentionally Left Blank]

AGREED by the Parties through their authorised signatories:-

For and on behalf of	For and on behalf of

University of Southampton	Celldex Therapeutics, Inc.

/s/ Sue Sundstrom	/s/ Anthony S. Marucci
Signed	Signed

Sue Sundstrom	Anthony S. Marucci
Print Name	Print Name

Director, Life Science Enterprise	President and CEO
Title	Title

24 November 2008	November 11, 2008
Date	Date

For and on behalf of

Celldex Research Corporation

/s/ Anthony S. Marucci
Signed

Anthony S. Marucci
Print Name

President and CEO
Title

November 11, 2008
Date

SCHEDULE 1

Part A — Patents

[*]

[*]

Part B — Materials and Know-how

Materials to include: [*]

Know-How to include:

Know-how in developing functional [*] that is:

1)                                      [*]

2)                                     [*]

3)                                     [*]

4)                                     [*]

5)                                     [*]

AND excluding any generic methods or information which have applications outside the Field.

*Confidential

SCHEDULE 2

CRT AGREEMENT

SCHEDULE 3

MTA’s